DISCLAIMER

This electronic version of an SCC order is for informational purposes only and is not an official document of the Commission. An official copy may be obtained from the Clerk of the Commission, Document Control Center.

                            COMMONWEALTH OF VIRGINIA

                          STATE CORPORATION COMMISSION

                           AT RICHMOND, AUGUST 7, 1998

VIRGINIA ELECTRIC AND

POWER COMPANY                                                 CASE NO. PUE960036

1995 Annual Informational Filing

COMMONWEALTH OF VIRGINIA

At the relation of the

STATE CORPORATION COMMISSION                                  CASE NO. PUE960296

Ex Parte: Investigation of
Electric Utility Industry
Restructuring - Virginia
Electric and Power Company

                                   FINAL ORDER

                               History of the Case

         This consolidated case is an outgrowth of a proceeding commenced by the Commission in September of 1995 in Case No. PUE950089 investigating issues associated with possible restructuring and competition in the electric industry in Virginia, and a proceeding concerning Virginia Electric and Power Company's ("Virginia Power" or "the Company") 1995 Annual Informational Filing ("AIF") in Case No. PUE960036.

         On November 12, 1996 we established an investigation specific to Virginia Power in Case No. PUE960296, and directed the Company to file, by March 31, 1997, certain information, studies, and analyses addressing a number of matters, including the reasonableness of the Company's rates, the appropriate disposition of any excess earnings, and any alternative regulatory plan the Company wanted considered by the Commission.

         In an earlier order in the Company's 1994 AIF, the Commission had directed Virginia Power to file as part of its 1995 AIF, or as part of any rate application filed in lieu thereof, all schedules required by our Rules Governing Utility Rate Increase Applications and Annual Informational Filings reflecting all adjustments permitted by those Rules for a general rate application. Virginia Power submitted its 1995 AIF on June 13, 1996 in Case No. PUE960036.

         On March 6, 1997, based upon an agreement between the Company and Staff, we entered a Consent Order in this consolidated docket making Virginia Power's current rates interim and subject to refund as of March 1, 1997.

         On March 24, 1997, Virginia Power made a comprehensive filing described as an "Application for Alternative Regulatory Plan" pursuant to ss. 56-235.2.B of the Code of Virginia and the Commission's November 12, 1996 Order. The Plan as filed consisted of two phases. Under Phase I, the Company's base rates would be frozen at their present level for five years. During that period a portion of the Company's earnings would be applied to the recovery of regulatory assets and, under certain circumstances, to costs associated with contracts with non-utility generators ("NUGs") that might be unrecoverable after a transition from regulation to competition. Phase II would begin after the five-year rate freeze. Any remaining "transition costs" would continue to be recovered from customers for specified periods through what was termed a "Transition Cost Charge."

         The Staff filed its report in the Company's 1995 AIF on March 28, 1997. Staff concluded in its report that Virginia Power "is clearly in an overearnings position on both a per books earnings test basis and on a fully adjusted basis." The report further stated that Virginia Power has significant regulatory assets recorded on its books and "may have potentially large levels of strandable costs in the form of uneconomic NUG power contracts." Staff noted that the Commission could decide to "allow the Company to maintain its current rate structure in order to mitigate the recovery risk associated with these costs" or, in the alternative, "order a reduction in rates and use any residual earnings to write-off regulatory assets or to establish a reserve for strandable assets."

         In the Order for Notice and Hearing of April 30, 1997, the Commission consolidated Virginia Power's 1995 AIF and the investigation proceeding, and established a procedural schedule for consideration of the issues raised in these two dockets. We addressed a number of matters in that Order, including a procedure for proposed settlements and stipulations. Specifically, we "encourage[d] collaborative and creative efforts on the part of all participants in order to help achieve resolution of issues where possible."

         On December 2, 1997, Virginia Power filed a "Motion to Simplify Proceeding" requesting leave to amend its application to eliminate its request for approval of Phase II of its alternative regulatory plan that requested recovery of stranded costs through the "Transition Cost Charge." In reply to responses to its December 2, 1997 motion, Virginia Power amended its motion on December 16, 1997. The Company sought a further amendment to its Plan by withdrawing "Phase I" which featured the five-year rate freeze. The Company stated that "legislative guidance is needed before the transition cost issues in both Phases can be resolved." Protestants filed their direct testimony by December 23, 1997.(1)

         By Order of February 13, 1998, we permitted Virginia Power to withdraw its support for its Plan, but ruled that the proposed Plan itself, and any amendments or modifications to it, would continue to be subject to consideration by the Commission in this proceeding, as would any alternative form of regulation proposed by Staff or modifications proposed by others. The Staff filed its initial prefiled testimony on March 24, 1998.

                   Initial Positions of the Parties and Staff

         Virginia Power, the Office of Attorney General's Division of Consumer Counsel ("Consumer Counsel"), the Virginia Committee for Fair Utility Rates ("VCFUR"), and the Staff presented testimony on the Company's cost of service and revenue requirement. Their testimony proposed a number of accounting

---------------
(1) Protestants filing direct testimony were: Virginia Citizens Consumer Council; Fairfax County Board of Supervisors; Brayden Automation Corp. and Energy Consultants, Inc.; Southern Environmental Law Center; Ogden Martin Systems of Alexandria/Arlington, Inc., and Ogden Martin Systems of Fairfax, Inc.; Virginia Committee for Fair Utility Rates; Appalachian Power Co.; Coalition for Equitable Rates; Apartment & Office Building Ass'n of Metro. Washington; Virginia Independent Power Producers; Division of Consumer Counsel, Office of Attorney General; Doswell Limited Partnership; Multitrade of Pittsylvania County, LP; and Potomac Edison.

adjustments, and raised issues on capital structure, cost of equity, and similar issues. Although proposing a five-year rate freeze, Virginia Power stated its evidence on revenue requirement supported a rate increase of $34.8 million. Consumer Counsel called for a reduction in rates of $248.7 million, and VCFUR contended the Company's annual revenue requirement should be reduced by $206.6 million. The Staff recommended a $276.8 million reduction in rates.

         As directed by our November 12, 1996 Order, Virginia Power conducted jurisdictional and class cost of service studies using six demand allocation methodologies.(2) Staff witness Glenn Watkins examined these methodologies for allocating costs to the customer classes, and relying on these cost studies, Staff witness Walker analyzed the appropriateness of the revenue requirement assigned to each class. Prefiled testimony on allocation was also offered by VCFUR, the Coalition for Equitable Rates ("CFER") and the Apartment and Office Building Association of Metropolitan Washington ("AOBA").

                            The Proposed Stipulation

         Before and after the filing of Staff's testimony, Staff and certain parties engaged in discussions on revenue requirement and revenue allocation in

---------------
(2)The methodologies reviewed were: average and excess; single coincident peak; twelve coincident peak; summer and winter peak; summer and winter peak and average; and equivalent peaker.

order to attempt to narrow the issues in the case. The Commission granted several extensions for the filing of rebuttal and surrebuttal testimony to accommodate these settlement discussions. On June 8, 1998, the Staff, Virginia Power, Consumer Counsel, VCFUR, and AOBA (collectively "the Stipulating Participants") entered into a Stipulation which proposed to resolve certain rate issues among themselves.

         The key elements of the Stipulation include:

         (a) A five year plan extending from March 1, 1997 through February 28, 2002;

         (b) A refund of $150,000,000 for the 12 months ended February 28, 1998, plus interest;

         (c) A rate reduction of $100,000,000 effective March 1, 1998, plus interest and refund;

         (d) An additional rate reduction of $50 million, effective March 1, 1999;

         (e) A write-off of regulatory assets during the plan of no less than $220 million, with the potential for additional write-offs depending on the earnings of Virginia Power, and, with certain limited possible exceptions, no new regulatory assets created during the rate period.

         The plan provides for write-offs based upon earnings between 10.50% and 13.20%, with two-thirds of such earnings being used for amortization of regulatory assets and one-third applying to shareholder return. Earnings above 13.20% are all allocated to amortization. The plan also provides for adjustment of the range on an annual basis depending upon changes in 30-year Treasury bond rates.

         The Stipulation also includes an allocation of the refunds and rate reductions among the customer classes that generally provides for movement toward parity for the various classes. The Stipulation avoids proposal of a particular allocation methodology. It also states that all matters addressed in the Stipulation should be deemed not to have been adopted or rejected by the Commission and should have no precedential effect in subsequent proceedings.

         Even though the Stipulation contemplates that rates will remain in effect for the plan period, it provides that the Commission, on its own motion or on the motion of others, may make changes in rates as necessary to protect the public interest. The Stipulation also requires Virginia Power to maintain reliability standards and to meet periodically with the Commission on reliability matters.

         Finally, Paragraph 11 of the Stipulation contains a request that should the Commission not intend to approve all aspects of the agreement, that we notify the Stipulating Participants of such intent and allow them ten days to attempt to reach a modified stipulation that addresses our concerns. Paragraph 11 further provides that if no such modified stipulation is reached within the ten days, then the Stipulating Participants, collectively or individually, may withdraw their support of the Stipulation and request a hearing on any issues raised in this proceeding.

         By our Order on Proposed Stipulation of June 17, 1998, we established procedures for consideration of the Stipulation. We invited the parties and

Staff to file written comments and testimony on any aspect of the Stipulation, and permitted replies to any such comments or testimony. We also continued the public hearing in this matter to July 21, 1998, to receive evidence and further comment on the Stipulation, as well as to consider the appropriate manner for resolving the remaining issues in the case not addressed by the Stipulation.

                   Positions of the Parties on the Stipulation

         The Stipulating Participants all filed comments and/or testimony in support of the Stipulation and urged us to adopt it without modification. Virginia Power also filed rate schedules designed to produce the refunds and rate reductions for each customer class as contemplated by the Stipulation. None of the testimony admitted into evidence at the hearing objected to the proposed rate design.(3)

         The Virginia Independent Power Producers, Inc. ("VIPP") also filed comments advocating adoption of the Stipulation, and several other parties filed comments raising substantive questions or concerns about the proposed settlement. CFER contended that the class rate reductions as contained in the Stipulation, while moving toward parity, still fell significantly short of achieving parity.(4) CFER stated its support for the total reduction in rates

---------------
(3) Energy Consultants, Inc. and Bryden Automation Corp. joined in filing testimony addressing certain rate design aspects of the Stipulation, but this testimony was subsequently withdrawn.

(4) CFER apparently relied on the results of the average and excess allocation methodology as the basis for evaluating the parity of returns.

the Stipulation proposed to achieve, but proposed modifying the Stipulation by reallocating the rate reductions to achieve absolute rate of return parity among the rate classes.

         The Southern Environmental Law Center ("SELC") filed comments arguing that the Stipulation will promote uneconomic and inefficient energy consumption. It urged the Commission to modify the Stipulation to require the elimination of certain Virginia Power programs which SELC contends promote inefficient load building. SELC would have us further modify the Stipulation by requiring Virginia Power to allocate $20 million annually from its revenues to fund energy efficiency programs.

         The Virginia Citizens Consumer Council ("VCCC") filed reply comments in support of the Stipulation and in opposition to CFER's proposal to the extent it would shift refunds and rate reductions from the Residential rate class to the GS-1 class.

         Several parties filed comments suggesting procedures for future consideration of certain remaining issues in this proceeding that were not addressed by the Stipulation. Some parties also filed replies to the comments filed by others.

                         Commission's Notice to Parties

         After reviewing the Stipulation and the comments and testimony filed in response to it, the Commission issued a Notice to Parties on July 16, 1998, that informed all participants of our concern that the GS-1, Churches and Synagogues, and Outdoor Lighting classes did not appear to receive an adequate allocation of the proposed decrease and refunds under the Stipulation. We advised the parties of our intent, should we adopt the Stipulation, to consider a revised allocation of refunds and rate reductions to the benefit of those classes, and we set forth an allocation which differed from that contained in the Stipulation. We provided the Notice to give the Stipulating Participants prior notice of a possible change in the Stipulation and to provide them an opportunity to review, and, if necessary, alter their positions on the Stipulation in keeping, to the extent practicable, with Paragraph 11 of the Stipulation, as well as to give other parties an opportunity to assess their positions on allocation prior to the hearing.

                                     Hearing

         At the hearing on July 21, 1998, certain prefiled testimony was admitted into the record without cross-examination upon agreement of the parties.(5) At the start of the hearing, we asked the parties to advise the Commission, if they could, as to their position on the Stipulation under Paragraph 11 in view of our July 16, 1998 Notice. Counsel for the Staff, Virginia Power, Consumer Counsel, VCFUR, AOBA, VIPP, SELC, VCCC, and Potomac Edison presented oral argument. At the close of the hearing, we provided the parties another opportunity to file post-hearing comments to address the alternative for allocation of refunds and rate reductions suggested by the Commission in our Notice.

---------------
(5) The prefiled testimony admitted into evidence consisted of Exhibits 6 through 51.

                                  Post-Hearing

         CFER filed comments in support of our proposed modification to the Stipulation for allocation of refunds and rate reductions. Virginia Power, Consumer Counsel, and VCFUR all filed comments reiterating their support for the Stipulation as initially proposed. However, each of these parties stated it would continue to support the Stipulation should the allocations be modified as noticed by the Commission.

         AOBA did not state it could accept or that it would withdraw its support of the Stipulation if modified with the allocation change under consideration by the Commission. AOBA acknowledged greater refunds and revenue reductions for the GS-1, Churches and Synagogues, and Lighting classes(6) "might be justifiable." AOBA took exception, however, to the compensating adjustments

---------------
(6) These are the classes the Commission identified in the alternative allocation included in the Notice to Parties as possibly warranting additional refunds and rate reductions.

as they impacted the GS-3 class. AOBA proposed to modify the allocation noticed to the parties by transferring from the Residential class to the GS-3 class a portion of the refund and rate reduction.

                               Commission Findings

         In reaching our findings and conclusions, we have considered the entire record, including the evidence and comments of the Staff and the parties. We find that the Stipulation presents a reasonable plan and that, with the modification of the allocation as discussed below, the plan included in the Stipulation is in the public interest. We find that, based on the record, the rates that will result from the plan adopted herein will be just and reasonable, and that the plan protects the public interest, will not unreasonably prejudice or disadvantage any customer or class of customers, and will not jeopardize the continuation of reliable electric service.

         For Virginia Power's customers, the agreement means savings, over a five-year period, that total over $700 million in refunds and rate reductions. Customers will receive in the near future significant refunds totaling well over $150 million and a phased-in rate reduction that when fully implemented will reduce rates by $150 million per year. These measures provide significant economic benefits to the Commonwealth and to its people and businesses. In addition, the requirement of write-offs of at least $220 million of regulatory assets means that ratepayers will not have to pay higher rates for the recovery of these costs in the future. The agreement also provides that the Commission shall ensure that jurisdictional customers receive the benefits of such write-offs.

         As an additional safeguard, the plan provides that rate and other changes can be considered if the public interest so requires, and the Commission will continue to monitor and evaluate Virginia Power's rates and operations. As for electric reliability, Virginia Power is required to maintain reliability at levels no less than achieved in the past ten years, and there are additional reliability provisions included in the agreement. We further expect service, not just reliability, to remain at, or exceed, present levels. We recognize that a rate plan could create incentives for Virginia Power to reduce expenses which might adversely impact service to its customers. If we find a deterioration in service, we will not hesitate to act to ensure that service is maintained at least at current standards.

         The allocation of the refunds and reductions presented in the Stipulation generally makes movement toward parity for the various customer classes. However, after reviewing the allocation, we have determined the allocation of refunds and rate reductions should be adjusted. We will adopt the allocation that was included in our Notice to Parties dated July 16, 1998, which, we note, is amply supported by the prefiled testimony admitted into evidence in this case.(7) In making this finding, we are not adopting any particular cost allocation methodology. We considered all methods and the testimony supporting each, as well as the allocation proposed in the Stipulation and the recommendations and proposals contained in the comments filed before and after the hearing.

         We find that the proposal of SELC to modify the Stipulation by requiring Virginia Power to fund $20 million annually for certain energy efficiency programs is an appropriate issue for consideration. We do not, however, adopt it in this proceeding. We cannot find that it is in the public interest to reduce or delay refunds and rate reductions in this proceeding based on the record before us. However, we believe it is appropriate in the future to

---------------
(7) The Commission has considerable discretion in allocating revenue requirement. See Apartment House Council v. Potomac Elec. Power Co., 215 Va. 291
(1974); Westvaco Corp. v. Columbia Gas, 230 Va. 451 (1986).

consider development of new energy efficiency programs and to review for possible modification or elimination existing programs that may tend to promote load growth.

         We further find that the Company's method used in designing rates, as evidenced in Exhibit 1 to its comments filed July 2, 1998, is appropriate. Consequently, we will direct Virginia Power to use this method in re-designing rates to reflect the modified class revenue reductions ordered herein.

         While the plan, as modified and otherwise adopted herein, determines significant revenue and allocation issues, many complex issues raised in this proceeding remain unresolved. These issues have been, and will continue to be, subject to litigation. In our Order of June 17, 1998, we requested the parties to identify those issues remaining in this docket and to propose new or existing dockets for their ultimate resolution. Parties responding identified both issues generally and specific testimony on those remaining issues. Several parties cited two existing dockets as the appropriate forum for disposition of certain issues: Case No. PUE950089, our proceeding reviewing and considering Commission policy regarding restructuring of and competition in the electric utility industry; and Case No. PUE980138, the proceeding related to independent system operators, regional power exchanges, and retail access pilot programs.

         We will direct that prefiled testimony in this docket also be filed in other dockets in the manner as set forth in the Appendix to this Order. Changes and/or additions to these transfers and related issues may be made by the

Commission upon motion of Staff or any party in other proceedings, and the Commission may in the future order that changes be made in the issues under consideration in specific dockets. We may also, in the future, establish a new docket for consideration of one or more issues.

         IT IS THEREFORE ORDERED THAT:

         (1) The regulatory plan for Virginia Power contained in the Stipulation, as modified by the Commission in our Notice to Parties of July 16, 1998, is ADOPTED.

         (2) The Company shall file with the Commission revised rate schedules designed to collect annual revenues from each class in the amounts as modified and approved by the Commission herein.

         (3) Certain prefiled testimony in this docket shall also be filed in other Commission dockets as set forth in the Appendix to this Order.

         (4) On or before November 2, 1998, Virginia Power shall refund, with interest as directed below, all revenues collected from the application of the interim rates which were effective for service beginning March 1, 1997, to the extent that such revenues exceeded the revenues which would have been produced by the rates approved herein.

         (5) Interest upon the ordered refunds shall be computed from the date payment of each monthly bill was due during the interim period until the date refunds are made, at an average prime rate for each calendar quarter. The applicable average prime rate for each calendar quarter shall be the arithmetic mean, to the nearest one-hundredth of one percent, of the prime rate values published in the Federal Reserve Bulletin, or in the Federal Reserve's Selected Interest Rates ("Selected Interest Rates") (Statistical Release G.13), for the three months of the preceding calendar quarter.

         (6) The interest required to be paid shall be compounded quarterly;

         (7) The refunds ordered in Paragraph (4) above, may be accomplished by credit to the appropriate customer's account for current customers (each such refund category being shown separately on each customer's bill). Refunds to former customers shall be made by a check to the last known address of such customers when the refund amount is $1 or more. Virginia Power may offset the credit or refund to the extent no dispute exists regarding the outstanding balances of its current customers, or customers who are no longer on its system. To the extent that outstanding balances of such customers are disputed, no offset shall be permitted for the disputed portion. Virginia Power may retain refunds owed to former customers when such refund amount is less than $1; however, the Company will prepare and maintain a list detailing each of the former accounts for which refunds are less than $1, and in the event such former customers contact the Company and request refunds, such refunds shall be made promptly. All unclaimed refunds shall be handled in accordance with ss. 55-210.6:2 of the Code of Virginia.

         (8) On or before December 30, 1998, Virginia Power shall file with the Staff a document showing that all refunds have been lawfully made pursuant to this Order and itemizing the cost of the refund and accounts charged. Such itemization of costs shall include, inter alia, computer costs, and the personnel-hours, associated salaries and cost for verifying and correcting the refund methodology and developing the computer program.

         (9) Virginia Power shall bear all costs of the refunding directed in this Order. (10) There being nothing further to come before the Commission, this matter shall be removed from the docket and the papers placed in the file for ended causes.

         AN ATTESTED COPY hereof shall be sent by the Clerk of the Commission to: Pamela Johnson, Esquire, Virginia Electric and Power Company, P.O. Box 26666, Richmond, Virginia 23261; Judith Williams Jagdmann, Deputy Attorney General, Division of Consumer Counsel, Office of Attorney General, 900 East Main Street, Richmond, Virginia 23219; William S. Bilenky, Esquire, 8133 Forest Hill Avenue, Suite 101, Richmond, Virginia 23235; R. Peter Lalor, Commonwealth Power Corporation, 3 Koger Center, Suite 213, Norfolk, Virginia 23502; Edward L. Petrini, Esquire, Christian & Barton, 909 East Main Street, Suite 1200, Richmond, Virginia 23219-3095; Kenneth G. Hurwitz, Venable, Baetjer, Howard & Civiletti, LLP, 1201 New York Avenue, N.W., Washington, D.C. 20005-3917; Jean Ann Fox, 114 Coachman Drive, Yorktown, Virginia 23693; Donald A. Fickenscher, Virginia Natural Gas, Inc., 5100 East Virginia Beach Boulevard, Norfolk, Virginia 23502-3488; Jeffrey M. Gleason, Southern Environmental Law Center, 201

West Main Street, Suite 14, Charlottesville, Virginia 22902; Marc C. Hebert, Esquire, Enron Capital and Trade Resource, 2000 K Street, N.W., Suite 500, Washington, D.C. 20006-1872; Michael L. Sarahan, Assistant City Attorney, Office of the City Attorney, 900 East Broad Street, Suite 300, Richmond, Virginia 23219; Frann G. Francis, Esquire, Apartment and Office Building Association, 1050 17th Street, N.W., Suite 300, Washington, D.C. 20036; Kerri L. Boyer, Esquire, Multitrade of Pittsylvania, 5301 Wisconsin Avenue, N.W., Washington D.C. 20015; Dennis R. Bates, Esquire, Senior Assistant County Attorney, Fairfax County, 12000 Government Center Parkway, Suite 549, Fairfax, Virginia 22035-0064; Jon L. Praed, Esquire, Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004; Robert L. Daileader, Jr., Esquire, Ogden Martin Systems of Alexandria, One Thomas Circle, Suite 700, Washington, D.C. 20005-5802; John H. Bucy, II, Coalition for Equitable Rates, 106 East Sixth Street, Suite 900, Austin, Texas 78701; Johnson Kanady, III, Esquire, VHM, Inc., 100 Shockoe Slip, Richmond, Virginia 23219-4140; Frederick H. Ritts, Esquire, Philip Morris USA, 1025 Thomas Jefferson Street, Washington, D.C. 20007; Donald
R. Hayes, Esquire, Washington Gas Light Company, 1100 H Street, N.W., Washington, D.C. 20080; Kenworth E. Lion, Jr., Esquire, Lion Law Offices, 6501 Mechanicsville Turnpike, Suite 105, Mechanicsville, Virginia 23111; Michael Quinan, Esquire, and Anthony Gambardella, Esquire, Woods, Rogers & Hazlegrove,

P.L.C., 823 East Main Street, Suite 1200, Richmond, Virginia 23219; John Pirko, Esquire, Virginia, Maryland & Delaware Association, 4201 Dominion Boulevard, Suite 200, Glen Allen, Virginia 23060; David Boies, Esquire, Doswell Limited Partnership, 5301 Wisconsin Avenue, N.W., Washington, D.C. 20015; Archibald Wallace, III, Sands, Anderson, Marks & Miller, P.O. Box 1998, Richmond, Virginia 23218-1998; JoAnne L. Nolte, Esquire, Durrette, Irvin & Bradshaw, P.C., Twentieth Floor, Main Street Centre, 600 East Main Street, Richmond, Virginia 23219; Evans B. Brasfield, Esquire, Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074; William G. Thomas, Esquire, 510 King Street, Suite 200, Alexandria, Virginia 22314; Lisa Yoho, Enron Corporation, 1775 I Street, N.W., Suite 800, Washington, D.C. 20006; Mary
A. Hamm, Northern Virginia Electric Cooperative, 10323 Lomond Drive, Manassas, Virginia; James C. Roberts, Esquire, Mays & Valentine, P.O. Box 1122, Richmond, Virginia 23218-1122; and to the Commission's Divisions of Energy Regulation, Economics and Finance, and Public Utility Accounting.

                                                                        APPENDIX

                        TRANSFER OF TESTIMONY AND ISSUES
                    IN CASES NO. PUE960036 AND NO. PUE960296(1)

Staff Witness Pippert:

Financial issues related to restructuring to PUE980138

Staff Witness Watkins:
Class cost of service studies and

Class time-differentiated fuel analysis to PUE980138

Staff Witness Walker:
Rate unbundling to PUE980138

Stranded cost allocation to PUE950089

Staff Witness Lamm:
NUG contracts to PUE950089

VEPCO Witness Rigsby:

Stranded costs and NUG contracts to PUE950089

VEPCO Witness Ellis:
NUG contracts to PUE950089

VEPCO Witness Asselstine:
Stranded issues to PUE950089

VEPCO Witness Kolbe:

Financial issues and stranded costs to PUE950089

VEPCO Witness Wright:
Stranded costs to PUE950089

VEPCO Witness Hyman:

Reliability of electric service to PUE950089

VEPCO Witness Schools:

Financial data, revenue requirement and fuel factor to PUE950089

VEPCO Witness Hilton:
Stranded cost recovery to PUE950089

VEPCO Witness Evans:

Functionalized class cost of service to support unbundled rates to PUE980138

---------------
(1) Testimony is retained in consolidated Case No. PUE960296 and deemed filed in other dockets as indicated.

Consumer Counsel Witness Liebold:
Market power and transmission issues to PUE980138

Consumer Counsel Witness Norwood:
NUG contracts and fuel adjustment clause to PUE950089

VCFUR Witnesses Iverson and Malmsjo:
Stranded costs to PUE950089

VCFUR Witness Pollock:
Unbundled rates to PUE980138

VIPP Witness Roach:
Stranded costs to PUE950089

VIPP Witnesses Pagano and Shanker:
NUG contracts to PUE950089

SELC Witness Marcus:

NUG contracts, stranded costs, and energy efficiency issues to PUE950089

Potomac Edison Witness Vanco:
Restructuring issues to PUE950089

VMH Witness Colton
Service issues to PUE950089